EXHIBIT 5

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Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

May 8, 2017

Cobalt International Energy, Inc.

920 Memorial City Way, Suite 100

Houston, TX 77024

Ladies and Gentlemen:

We have acted as special counsel for Cobalt International Energy, Inc. (the “Company”) in connection with the filing of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, relating to 3,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, deliverable pursuant to the Cobalt International Energy, Inc. Second Amended and Restated Non-Employee Directors Compensation Plan (the “Plan”).

We have examined such documents and such matters of fact and law as we have deemed necessary for the purposes of rendering the opinion expressed herein.

Upon the basis of the foregoing, we are of the opinion that the Shares, when delivered in accordance with the Plan upon receipt by the Company of adequate consideration therefor, will be validly issued, fully paid and nonassessable.

We are members of the Bar of New York, and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America, and the General Corporation Law of the State of Delaware.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Davis Polk & Wardell LLP